Exhibit 23.7

              November 22, 2006

United Financial Corp.
P.O. Box 2779
Great Falls, Montana 59403

    Re:
    Proxy Statement/Prospectus and Registration Statement
    on Form S-4 of U.S. Bancorp

Ladies and Gentlemen:

        We hereby consent to the use of our opinion letter dated November 6, 2006 to the Board of Directors of United Financial Corp. as Annex C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 and to the references to our name and to the description of such opinion letter contained in the Proxy Statement/Prospectus under the caption "The Merger—Opinion of United's Financial Advisor." In giving this consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

HOWE BARNES HOEFER & ARNETT, INC.
By	/s/ MATTHEW C. BOBA Matthew C. Boba Executive Vice President and General Counsel